Exhibit 99.1

News Release

From:	Exelon Corporation	For Immediate Release
Corporate Communications
P.O. Box 805379
Chicago, IL 60680-5379

Contact:	Linda Marsicano
312.394.3099

Exelon Corporation Reaffirms 2003 Guidance; Targets to Reduce Workforce 10 percent By 2006

CHICAGO (August 6, 2003) — Senior executives with Exelon Corporation met with investors and analysts today in New York City to update the financial community on progress of The Exelon Way, the company’s program aimed to improve cash flow by $300 — $600 million in cash savings annually by focusing on operational excellence, simplifying procedures and standardizing processes.

Exelon reaffirmed its guidance for 2003 of earnings per share at the upper end of a range of $4.80 to $5.00 and provided guidance of between $5.15 and $5.45 per share for 2004.

As part of The Exelon Way, approximately 1,200 positions are targeted for elimination by 2004, and another 700 by 2006. Positions identified for elimination in 2003 will be complete by November. The majority of the reductions will come from professional and management employees. Overall, Exelon targets to reduce its workforce by about 1900 positions — or 10 percent — by 2006.

“Exelon is committed to treating its employees fairly and will facilitate voluntary separation agreements wherever possible, “ says Chairman and CEO John Rowe. “To that end, we are providing an updated and improved severance package for all affected employees.”

Eliminating redundancies in job functions is only one aspect of The Exelon Way. The program also focuses on streamlining operations, realigning our supply chain and information technology structure, and realizing opportunities for process improvements throughout the organization.

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Except for the historical information contained herein, certain of the matters discussed in this news release are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by a registrant include those factors discussed herein, as well as the items discussed in (a) the Registrants’ 2002 Annual Report on Form 10-K — ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Business Outlook and the Challenges in Managing Our Business for each of Exelon, ComEd, PECO and Generation, (b) the Registrants’ 2002 Annual Report on Form 10-K — ITEM 8. Financial Statements and Supplementary Data:

Exelon — Note 19, ComEd — Note 16, PECO — Note 18 and Generation — Note 13 and (c) other factors discussed in filings with the United States Securities and Exchange Commission (SEC) by the Registrants. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this release. None of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this release.

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Exelon Corporation is one of the nation’s largest electric utilities with approximately 5 million customers and more than $15 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5 million customers in Illinois and Pennsylvania and gas to more than 440,000 customers in the Philadelphia area. The company also has holdings in such competitive businesses as energy, infrastructure services, energy services and telecommunications. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.